Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2017 RESULTS

▪	Third-Quarter 2017 Revenues of $13.2 Billion, Reflecting 1% Operational Growth; Unfavorably Impacted by $281 Million, or 2%, Due to the February 2017 Divestiture of Hospira Infusion Systems (HIS)

▪	Third-Quarter 2017 Reported Diluted EPS(1) of $0.47, Adjusted Diluted EPS(2) of $0.67

▪	Narrowed Certain 2017 Financial Guidance Ranges; Raised Midpoint of Adjusted Diluted EPS(2) Guidance Range by $0.03 to a Range of $2.58 to $2.62
NEW YORK, NY, Tuesday, October 31, 2017 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2017 and narrowed certain 2017 financial guidance ranges.
Results for the third quarter and first nine months of 2017 and 2016(3) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2017	2016	Change	2017	2016	Change
Revenues	$ 13,168	$ 13,045	1%	$ 38,843	$ 39,196	(1%)
Reported Net Income(1)	2,840	1,355	*	9,034	6,440	40%
Reported Diluted EPS(1)	0.47	0.22	*	1.49	1.04	43%
Adjusted Income(2)	4,059	3,761	8%	12,313	11,867	4%
Adjusted Diluted EPS(2)	0.67	0.61	10%	2.03	1.92	6%

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 8,118	$ 7,332	11%	11%	$ 23,204	$ 21,471	8%	9%
Essential Health	5,050	5,712	(12%)	(11%)	15,639	17,725	(12%)	(11%)
Total Company	$ 13,168	$ 13,045	1%	1%	$ 38,843	$ 39,196	(1%)	—

Excluding HIS revenues from all periods:
Total Company	$ 13,168	$ 12,764	3%	4%	$ 38,746	$ 38,317	1%	2%
Essential Health	5,050	5,432	(7%)	(6%)	15,543	16,846	(8%)	(6%)

Acquisitions and divestitures completed in 2016 and in the first nine months of 2017 impacted financial results in the periods presented.(4) Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange.(5)
2017 FINANCIAL GUIDANCE(6)
Pfizer’s updated 2017 financial guidance is presented below:

Revenues	$52.4 to $53.1 billion
(previously $52.0 to $54.0 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.0% to 20.5%
(previously 20.0% to 21.0%)
Adjusted SI&A Expenses(2)	$14.0 to $14.5 billion
(previously $13.7 to $14.7 billion)
Adjusted R&D Expenses(2)	$7.5 to $7.8 billion
(previously $7.5 to $8.0 billion)
Adjusted Other (Income)/Deductions(2)	Approximately $500 million of income
(previously approximately $200 million of income)
Effective Tax Rate on Adjusted Income(2)	Approximately 23.0%
Adjusted Diluted EPS(2)	$2.58 to $2.62
(previously $2.54 to $2.60)

CAPITAL ALLOCATION

▪	During the first nine months of 2017, Pfizer returned $10.8 billion directly to shareholders, through a combination of:

–	$5.8 billion of dividend payments, composed of a dividend of $0.32 per share of common stock in each of the first, second and third quarters of 2017; and

–
a $5.0 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017, which resulted in a reduction of approximately 150 million shares of Pfizer’s outstanding common stock.

▪	As of October 31, 2017, Pfizer’s remaining share repurchase authorization was approximately $6.4 billion.

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “We reported solid third-quarter 2017 financial results and raised the midpoint of the range for our 2017 Adjusted diluted EPS(2) guidance. Innovative Health revenues grew 11% operationally, primarily driven by the performance of our key growth drivers, notably Ibrance, Eliquis, Xtandi and Xeljanz, all of which are products that are early in their patent-protected lifecycle in attractive therapeutic areas. While Essential Health revenues remained challenged primarily due to continued headwinds from products that recently lost marketing exclusivity and product supply, we had solid operational growth in emerging markets and in biosimilars.
“Looking ahead, we are encouraged by the convergence of two positive trends: an expected decline in the unfavorable revenue impact associated with product losses of exclusivity and the beginning of an expected multi-year wave of potential new product launches and product line extensions driven by our pipeline. We believe that the convergence of these trends, coupled with anticipated continued strong growth from the aforementioned innovative products, positions the Company for long-term success,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “Overall, I am pleased with our third-quarter 2017 financial results, including 2% operational revenue growth after excluding the net impact of acquisitions and divestitures completed in 2016 and the first nine months of 2017. As a result of our strong performance to date in 2017, we narrowed the ranges for certain 2017 financial guidance components, including a $0.03 increase to the midpoint of our range for Adjusted diluted EPS(2) to a range of $2.58 to $2.62. The midpoint of our new guidance range for Adjusted diluted EPS(2) implies 8% growth compared with last year. Finally, earlier this month, we announced that we are reviewing strategic alternatives for our Consumer Healthcare business.”
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2017 vs. Third-Quarter 2016)
Third-quarter 2017 revenues totaled $13.2 billion, an increase of $123 million, or 1% compared to the prior-year quarter, reflecting operational growth of $178 million, or 1%, slightly offset by the unfavorable impact of foreign exchange of $54 million.
Excluding the revenues for HIS in the prior-year quarter and the unfavorable impact of foreign exchange, third-quarter 2017 revenues increased by $458 million, or 4%. Third-quarter 2017 revenues excluding the net impact of acquisitions and divestitures completed in 2016 and the first nine months of 2017 increased $264 million, or 2%, operationally compared to third-quarter 2016.

Innovative Health Highlights

▪
IH revenues increased 11% operationally in third-quarter 2017, driven by continued growth from key brands including Ibrance and Eliquis globally, the addition of Xtandi revenues in the U.S. resulting from the September 2016 acquisition of Medivation, as well as Lyrica and Xeljanz, both primarily in the U.S. Global Ibrance revenues increased 59% operationally while global operational revenue growth for Eliquis and Xeljanz was 43% and 49%, respectively.

▪
Third-quarter 2017 operational growth was negatively impacted by lower revenues for Enbrel in most developed Europe markets due to continued biosimilar competition, and for Viagra in the U.S. primarily due to wholesaler destocking in advance of anticipated generic competition beginning in December 2017.

▪
Global Prevnar 13/Prevenar 13 revenues declined 1% operationally in third-quarter 2017. In the U.S., Prevnar 13 revenues decreased 4%, primarily due to the continued decline in revenues for the Adult indication due to a smaller remaining “catch up” opportunity compared to the prior-year quarter partially offset by growth from the pediatric indication. Prevenar 13 revenues in international markets increased 5% operationally, primarily due to the favorable overall impact of timing of government purchases in certain emerging markets for the pediatric indication.

Essential Health Highlights

▪
Third-quarter 2017 EH revenues declined 11% operationally, of which 5% operationally was due to the February 2017 divestiture of HIS. Third-quarter 2017 EH revenues were also negatively impacted by a 22% operational decline from Peri-LOE Products, including declines in Pristiq in the U.S. as well as Lyrica and Vfend, both primarily in developed Europe. EH revenues were also negatively impacted by a 12% operational decline from the Sterile Injectable Pharmaceuticals (SIP) portfolio, primarily due to legacy Hospira product shortages in the U.S. These declines were partially offset by 67% operational growth from Biosimilars.

▪
EH developed markets revenues declined 18% operationally, of which 6% operationally was due to the February 2017 divestiture of HIS. EH developed markets revenues were also negatively impacted by a 33% operational decline from Peri-LOE Products and a 20% operational decline from the SIP portfolio, primarily due to the aforementioned legacy Hospira product shortages in the U.S., partially offset by 65% operational growth from Biosimilars.

▪
EH revenues in emerging markets grew 7% operationally, primarily driven by 6% operational growth from the Legacy Established Products portfolio and 14% operational growth from the SIP portfolio. Excluding HIS from both periods, EH revenues in emerging markets grew 8% operationally.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 2,847	$ 3,085	(8%)	(8%)	$ 7,980	$ 9,111	(12%)	(10%)
Percent of Revenues	21.6%	23.6%	N/A	N/A	20.5%	23.2%	N/A	N/A
SI&A Expenses(1)	3,500	3,559	(2%)	(1%)	10,233	10,414	(2%)	(1%)
R&D Expenses(1)	1,859	1,881	(1%)	(1%)	5,346	5,360	—	—
Total	$ 8,205	$ 8,525	(4%)	(4%)	$ 23,560	$ 24,885	(5%)	(4%)

Other (Income)/Deductions––net(1)	$51	$ 1,417	(96%)	(97%)	($16)	$ 2,815	*	(98%)
Effective Tax Rate on Reported Income(1)	20.3%	15.5%			20.1%	14.6%

* Indicates calculation not meaningful.
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,699	$ 2,957	(9%)	(9%)	$ 7,729	$ 8,584	(10%)	(7%)
Percent of Revenues	20.5%	22.7%	N/A	N/A	19.9%	21.9%	N/A	N/A
Adjusted SI&A Expenses(2)	3,478	3,531	(1%)	(1%)	10,151	10,342	(2%)	(1%)
Adjusted R&D Expenses(2)	1,851	1,873	(1%)	(1%)	5,326	5,336	—	—
Total	$ 8,028	$ 8,361	(4%)	(4%)	$ 23,206	$ 24,262	(4%)	(3%)

Adjusted Other (Income)/Deductions––net(2)	($261)	($168)	55%	59%	($519)	($547)	(5%)	(17%)
Effective Tax Rate on Adjusted Income(2)	23.7%	22.0%			22.9%	22.7%

The diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 109 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, reflecting the impact of a $5 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 17 of this press release.

RECENT NOTABLE DEVELOPMENTS (Since August 1, 2017)
Product Developments

▪
Bavencio (avelumab) -- In September 2017, Merck KGaA, Darmstadt, Germany (Merck KGaA) and Pfizer announced that the European Commission granted marketing authorization for Bavencio as a monotherapy for the treatment of adult patients with metastatic Merkel cell carcinoma, a rare and aggressive skin cancer. Bavencio will have marketing authorization in the 28 countries of the European Union in addition to Norway, Liechtenstein and Iceland. Bavencio has been launched in certain European markets and is expected to become commercially available in other European markets in the coming months. Additionally, in September 2017, Bavencio was approved by the Japanese Ministry of Health, Labour and Welfare (MHLW) for curatively unresectable Merkel cell carcinoma in Japan.

▪
Besponsa (inotuzumab ozogamicin) -- In August 2017, Pfizer announced that the U.S. Food and Drug Administration (FDA) approved Besponsa for the treatment of adults with relapsed or refractory B-cell precursor acute lymphoblastic leukemia. Besponsa is the first and only CD22-directed antibody-drug conjugate approved for this indication.

▪
Bosulif (bosutinib) -- In August 2017, Pfizer and Avillion LLP announced that a supplemental New Drug Application (sNDA) for Bosulif was accepted for filing and granted Priority Review by the FDA. If approved, the sNDA would expand the approved use of Bosulif to include patients with newly diagnosed chronic phase Philadelphia chromosome-positive chronic myeloid leukemia. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is in December 2017. In addition, the European Medicines Agency (EMA) validated for review a Type II Variation application for use of Bosulif in the same patient population.

▪	Ibrance (palbociclib)

–
In September 2017, Ibrance was approved by the Japanese MHLW for use in patients with hormone receptor-positive (HR+), human epidermal growth factor receptor 2-negative inoperable or recurrent breast cancer.

–
In August 2017, the Alliance Foundation Trials, LLC, in conjunction with Pfizer and six international cancer research groups, announced the launch of PATINA – a randomized, open-label, Phase 3 clinical study of palbociclib. The PATINA trial will evaluate palbociclib in combination with anti-HER2 therapy and endocrine therapy versus standard therapy as a first-line treatment for patients with HR+, human epidermal growth factor receptor 2-positive (HER2+) metastatic breast cancer. The trial randomized its first patient in July 2017.

▪
Inflectra (infliximab-dyyb, infliximab CT-P13) -- In October 2017, Pfizer and Celltrion Healthcare announced the secondary outcomes from a Phase 3 study of Inflectra that demonstrated that switching patients with Crohn’s disease (CD) to Inflectra from Remicade®(7) (infliximab) led to comparable efficacy, safety and tolerability to treatment with Remicade®(7) over a 24 week period. The full 54-week results of the randomized controlled trial comparing Inflectra and Remicade®(7) in biologic-naïve patients with active CD support the long-term effectiveness of treatment with Inflectra. The results also demonstrated that Inflectra was well-tolerated, with a similar safety profile to Remicade®(7). Full results of this study were presented at the 25th United European Gastroenterology Week conference.

▪
Lyrica CR (pregabalin) -- In October 2017, Pfizer announced that the FDA approved Lyrica CR extended-release tablets CV as once-daily therapy for the management of neuropathic pain associated with diabetic peripheral neuropathy and the management of postherpetic neuralgia. Lyrica CR did not receive approval for the management of fibromyalgia. Pfizer expects Lyrica CR will be available in the U.S. beginning in January 2018.

▪
Mylotarg (gemtuzumab ozogamicin) -- In September 2017, Pfizer announced that the FDA approved Mylotarg for adults with newly diagnosed CD33-positive acute myeloid leukemia (AML), and adults and children 2 years and older with relapsed or refractory CD33-positive AML. Mylotarg is the first therapy with an indication that includes pediatric AML and is also the only AML therapy that targets CD33, an antigen expressed on AML cells in up to 90% of patients.

▪
Sutent (sunitinib malate) -- In September 2017, Pfizer announced that the FDA’s Oncologic Drug Advisory Committee (ODAC) voted 6 in favor and 6 against the benefit-risk profile for Sutent as adjuvant treatment of adult patients at high risk of recurrent renal cell carcinoma after nephrectomy (surgical removal of the cancer-containing kidney). The role of the Advisory Committee is to provide recommendations to the FDA. The ODAC discussions were based on the sNDA currently under review by the FDA. The PDUFA goal date for a decision by the FDA is in January 2018.

▪
Xeljanz (tofacitinib citrate) -- In August 2017, Pfizer announced that the FDA’s Arthritis Advisory Committee (AAC) voted 10 to 1 to recommend approval of the proposed dose of tofacitinib for the treatment of adult patients with active psoriatic arthritis. Pfizer submitted sNDAs for Xeljanz 5 mg twice daily and Xeljanz XR extended release 11 mg once daily for this pending indication. The PDUFA goal date for a decision by the FDA is in December 2017.

▪
Xtandi (enzalutamide) -- In September 2017, Astellas Pharma Inc. (Astellas) and Pfizer announced that the Phase 3 PROSPER trial evaluating Xtandi plus androgen deprivation therapy (ADT) versus ADT alone in patients with non-metastatic Castration-Resistant Prostate Cancer (CRPC) met its primary endpoint of improved metastasis-free survival. The preliminary safety analysis of the PROSPER trial appears consistent with the safety profile of Xtandi in previous clinical trials. Based on the results of PROSPER, the companies intend to discuss the data with global health authorities to potentially support expanding the label for Xtandi to cover all patients with CRPC.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Lorlatinib (PF-06463922) -- In October 2017, Pfizer announced full results from the Phase 2 clinical trial of the investigational, next-generation tyrosine kinase inhibitor lorlatinib that exhibited clinically meaningful activity against lung tumors and brain metastases in a range of patients with ALK-positive and ROS1-positive advanced non-small cell lung cancer (NSCLC), including those who were heavily pretreated. Further, side effects were generally manageable and primarily mild to moderate in severity. The results were presented during an oral session at the International Association for the Study of Lung Cancer 18th World Conference on Lung Cancer. Pfizer is currently evaluating lorlatinib in the Phase 3 CROWN study, an ongoing, open label, randomized, two-arm study comparing lorlatinib to crizotinib in the first-line treatment of patients with metastatic ALK-positive NSCLC.

▪
PF-04965842 -- In September 2017, positive results from a Phase 2b clinical trial of PF-04965842, Pfizer’s JAK1 inhibitor for atopic dermatitis (AD), were presented at the 26th Congress of the European Academy of Dermatology and Venereology. The 12-week, double-blind, placebo-controlled, dose-ranging study evaluated the efficacy and safety of 267 adult patients with moderate-to-severe AD who were randomized to receive either placebo or 10 mg, 30 mg, 100 mg or 200 mg of PF-04965842 once-daily. After evaluating the results of this trial, Pfizer intends to initiate pivotal studies of PF-04965842 in AD in the coming months.

▪	PF-05280014 (proposed biosimilar trastuzumab)

–
In September 2017, Pfizer announced positive findings from REFLECTIONS B327-02, a pivotal Phase 3 randomized, double-blind comparative safety and efficacy study of the company’s investigational trastuzumab biosimilar versus Herceptin®(8) (trastuzumab), at the European Society for Medical Oncology (ESMO) 2017 Congress. Positive data from a supplemental study, REFLECTIONS B327-04, were also presented at the meeting. The REFLECTIONS B327-02 study achieved the primary objective for equivalence in the objective response rate of PF-05280014 versus Herceptin®(8) in patients receiving first-line treatment, in combination with paclitaxel, for HER2+ metastatic breast cancer. The REFLECTIONS B327-04 study found there were no clinically meaningful differences between PF-05280014 and Herceptin®(8) in terms of efficacy, safety, immunogenicity, and noninferiority in pharmacokinetics, as neoadjuvant treatment taken in combination with docetaxel and carboplatin for patients with operable HER2+ breast cancer. PF-05280014 is being developed by Pfizer as a potential biosimilar to Herceptin®(8).

–
In August 2017, the FDA accepted for review a Biologics License Application for PF-05280014. The Biosimilar User Fee Act goal date for a decision by the FDA is in April 2018. In addition, the EMA validated for review a Marketing Authorization Application for PF-05280014 in July 2017.

▪
PF-06482077 -- In October 2017, Pfizer initiated a Phase 2 clinical trial to evaluate the safety and immunogenicity of PF-06482077, Pfizer’s next-generation multi-valent pneumococcal conjugate vaccine candidate in healthy adults. PF-06482077 is being studied to potentially extend coverage beyond the thirteen serotypes covered by Prevnar 13 to include seven additional serotypes prevalent in causing pneumococcal disease in adults and children. Results from a previously completed Phase 1 trial demonstrated that the vaccine candidate was safe and well tolerated and induced functional immune responses that could kill all twenty serotypes. The FDA granted Fast Track designation for PF-06482077 in May 2017 for use in an infant population and in October 2017 for use in an adult population. The FDA’s Fast Track approach is a process designed to facilitate the development and expedite the review of new drugs and vaccines intended to treat or prevent serious conditions and address an unmet medical need.

Corporate Developments

▪
In October 2017, Pfizer announced that it is reviewing strategic alternatives for its Consumer Healthcare business. A range of options will be considered, including a full or partial separation of the Consumer Healthcare business from Pfizer through a spin-off, sale or other transaction, and Pfizer may ultimately determine to retain the business. This review is part of Pfizer’s continuing efforts to allocate resources and capital to best serve patients and maximize value for its shareholders. Pfizer expects that any decision regarding strategic alternatives for Consumer Healthcare would be made during 2018. The company does not plan to make any further statements about the strategic review process until a decision has been reached or upon the completion of the strategic review.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the Company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2017 and 2016. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflect the three and nine months ending on October 1, 2017 and October 2, 2016 while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflect the three and nine months ending on August 27, 2017 and August 28, 2016.

(4)	The following acquisitions and divestitures impacted financial results for the periods presented:

▪
On June 24, 2016, Pfizer acquired Anacor Pharmaceuticals, Inc. (Anacor). Therefore, financial results for the first nine months of 2017 reflect legacy Anacor operations while financial results for the first nine months of 2016 reflect approximately three months of legacy Anacor operations. Financial results for the third quarter of 2017 and 2016 both reflect legacy Anacor operations.

▪
On September 28, 2016, Pfizer acquired Medivation, Inc. (Medivation). Therefore, financial results for the third quarter and first nine months of 2017 reflect legacy Medivation operations while financial results for the third quarter and first nine months of 2016 reflect three business days of legacy Medivation operations, which were immaterial.

▪
On December 22, 2016, Pfizer completed the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infective business, primarily outside the U.S. Therefore, financial results for the third quarter and first nine months of 2017 reflect contributions from certain legacy AstraZeneca anti-infective products.

▪
On February 3, 2017, Pfizer completed the sale of its global infusion therapy net assets, Hospira Infusion Systems (HIS). Therefore, financial results for the third quarter of 2017 do not reflect any contribution from legacy HIS operations, while the first nine months of 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations.(3) Financial results for the third quarter and first nine months of 2016 reflect three and nine months of legacy HIS global operations, respectively.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)	The 2017 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of October 1, 2017, including any one-time upfront payments associated with such transactions.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through September 2017 and mid-October 2017 exchange rates for the remainder of the year.

▪
Reflects an anticipated negative revenue impact of $2.3 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Reflects the anticipated negative impact of $0.1 billion on revenues and $0.01 on Adjusted diluted EPS(2) as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2016.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of between 6.0 and 6.1 billion shares, which reflects the impact of the $5 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017.

(7)	Remicade® is a registered U.S. trademark of Janssen Biotech, Inc.

(8)	Herceptin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2017	2016	(Decr.)	2017	2016	(Decr.)
Revenues	$13,168	$13,045	1	$38,843	$39,196	(1)
Costs and expenses:
Cost of sales(2), (3)	2,847	3,085	(8)	7,980	9,111	(12)
Selling, informational and administrative expenses(2), (3)	3,500	3,559	(2)	10,233	10,414	(2)
Research and development expenses(2), (3)	1,859	1,881	(1)	5,346	5,360	—
Amortization of intangible assets(3)	1,177	968	22	3,571	2,934	22
Restructuring charges and certain acquisition-related costs(4)	149	531	(72)	377	988	(62)
Other (income)/deductions––net(5)	51	1,417	(96)	(16)	2,815	*

Income from continuing operations before provision for taxes on income	3,585	1,604	*	11,351	7,575	50
Provision for taxes on income(6), (7)	727	249	*	2,287	1,109	*
Income from continuing operations(7)	2,858	1,355	*	9,064	6,465	40
Discontinued operations––net of tax	—	—	—	1	—	*
Net income before allocation to noncontrolling interests(7)	2,858	1,355	*	9,066	6,465	40
Less: Net income attributable to noncontrolling interests	18	—	*	32	25	27
Net income attributable to Pfizer Inc.(7)	$2,840	$1,355	*	$9,034	$6,440	40

Earnings per common share––basic(7):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.48	$0.22	*	$1.51	$1.06	43
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.48	$0.22	*	$1.51	$1.06	43

Earnings per common share––diluted(7):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.47	$0.22	*	$1.49	$1.04	43
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.47	$0.22	*	$1.49	$1.04	43
Weighted-average shares used to calculate earnings per common share:
Basic	5,951	6,066		5,972	6,095
Diluted(7)	6,041	6,150		6,057	6,175

*	Calculation not meaningful.
See end of tables for notes (1) through (7).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and nine months ended October 1, 2017 and October 2, 2016. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 27, 2017 and August 28, 2016.

The financial results for the three and nine months ended October 1, 2017 are not necessarily indicative of the results that ultimately could be achieved for the full year.
On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the third quarter of 2017 do not reflect HIS global operations, while our financial results, and EH’s operating results, for the third quarter of 2016 reflect three months of HIS global operations. Our financial results, and EH’s operating results, for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for the first nine months of 2016 reflect nine months of HIS global operations.
The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our financial results, and EH’s operating results, for the third quarter and first nine months of 2017 reflect approximately three months and eight months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our financial results, and IH’s operating results, for the third quarter and first nine months of 2016 include three business days of Medivation operations, which were immaterial, and approximately three months of Anacor operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Restructuring charges(a)	$91	$404	$150	$574
Transaction costs(b)	(14)	54	4	114
Integration costs(c)	73	73	224	300
Restructuring charges and certain acquisition-related costs	$149	$531	$377	$988

(a)
Restructuring charges include employee termination costs, exit costs and asset impairments, which in the third quarter and first nine months of 2017 are primarily associated with our acquisitions of Hospira, Inc. (Hospira) and Medivation, as well as cost-reduction and productivity initiatives not associated with acquisitions. Restructuring charges for the third quarter and first nine months of 2016 are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Hospira and Medivation.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which in the third quarter of 2017 reflect the reversal of an accrual related to the acquisition of Medivation. Transaction costs for the first nine months of 2017 are directly related to our acquisitions of Hospira, Anacor and Medivation. For the third quarter of 2016, transaction costs were mostly related to our acquisition of Medivation, and for the first nine months of 2016 were mostly related to our acquisitions of Medivation and Anacor, as well as costs associated with our terminated transaction with Allergan plc (Allergan).

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the third quarter and first nine months of 2017, integration costs primarily relate to our acquisitions of Hospira and Medivation. In the third quarter of 2016, integration costs mostly relate to our acquisition of Hospira and for the first nine months of 2016, integration costs mostly relate to our acquisition of Hospira and the terminated transaction with Allergan.

(5)	Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Interest income(a)	$(99)	$(123)	$(275)	$(357)
Interest expense(a)	320	291	940	889
Net interest expense	220	168	666	532
Royalty-related income(b)	(140)	(233)	(331)	(695)
Certain legal matters, net(c)	183	(40)	194	494
Net gains on asset disposals(d)	(155)	(47)	(349)	(81)
Loss on sale and impairment on remeasurement of HIS net assets(e)	(12)	1,422	52	1,422
Certain asset impairments(f)	130	133	143	1,080
Business and legal entity alignment costs(g)	16	69	54	180
Other, net(h)	(191)	(55)	(445)	(117)
Other (income)/deductions––net	$51	$1,417	$(16)	$2,815

(a)
Interest income decreased in the third quarter and first nine months of 2017, primarily due to lower investment returns driven by a lower investment balance. Interest expense increased in the third quarter and first nine months of 2017, primarily as a result of higher short-term interest rates, offset, in part, by the retirement of high-coupon debt and the issuance of new low-coupon debt.

(b)
Royalty-related income decreased in the third quarter and first nine months of 2017, primarily due to lower royalty income for Enbrel of $139 million and $414 million, respectively, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by the addition of Xtandi royalty-related income of $73 million and $160 million, respectively.

(c)
In the third quarter and first nine months of 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which is subject to the negotiation of a final settlement agreement and court approval, and a $79 million charge to reflect damages awarded by a jury in a patent matter. In the first nine months of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra that was pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, the first nine months of 2016 includes a settlement related to a patent matter.

(d)
In the third quarter of 2017, primarily includes gains on sales/out-licensing of product and compound rights (approximately $71 million) and gains on sales and redemptions of investments in equity and debt securities (approximately $66 million). In the first nine months of 2017, primarily includes gains on sales and redemptions of investments in equity and debt securities (approximately $183 million), gains on sales/out-licensing of product and compound rights (approximately $141 million) and a gain on sale of property (approximately $52 million), partially offset by a net loss related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A. (Teuto), including the extinguishment of a put option for the remaining 60% ownership interest (approximately $30 million). In the first nine months of 2016, includes gains on sales/out-licensing of product and compound rights (approximately $49 million).

(e)
In the third quarter and first nine months of 2017, represents adjustments to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. In the third quarter and first nine months of 2016, represents a charge related to the write-down of the HIS net assets to fair value less estimated costs to sell.

(f)
In the third quarter and first nine months of 2017, primarily includes an intangible asset impairment charge of $127 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic sterile injectable product for the treatment of edema associated with certain conditions. In the third quarter

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

of 2016, primarily includes intangible asset impairment charges of $126 million, most of which are related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisition of InnoPharma, Inc. (InnoPharma). In the first nine months of 2016, primarily includes (i) intangible asset impairment charges of $767 million, most of which are related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as a sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; (ii) an impairment loss of $211 million related to Pfizer’s 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China; and (iii) an impairment loss of $50 million related to Pfizer’s 40%-owned equity-method investment in Teuto.

(g)
In the third quarter and first nine months of 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(h)
In the third quarter and first nine months of 2017, includes, among other things, dividend income of $54 million and $211 million, respectively, from our investment in ViiV Healthcare Limited, and income of $62 million from resolution of a contract disagreement. In the first nine months of 2016, includes, among other things, $150 million paid to Allergan for reimbursement of Allergan’s expenses associated with the terminated transaction and income of $116 million from resolution of a contract disagreement.

(6)
The increase in the effective tax rate for third-quarter 2017, compared to third-quarter 2016, was primarily due to an unfavorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by the non-recurrence of the unfavorable tax effects of an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell, mainly related to goodwill, which is not deductible for tax purposes, and the jurisdictional mix of intangible assets.

The increase in the effective tax rate for the first nine months of 2017, compared to the first nine months of 2016, was primarily due to (i) the non-recurrence of benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, (ii) the non-recurrence of benefits associated with our Venezuela operations, as well as (iii) a decrease in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations, partially offset by (iv) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (v) the non-recurrence of the unfavorable tax effects of an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell, mainly related to goodwill, which is not deductible for tax purposes, and the jurisdictional mix of intangible assets.

(7)
Amounts for the third quarter and first nine months of 2016 have been revised from previously reported amounts to reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring: (i) excess tax benefits or deficiencies (including tax benefits of dividend equivalents) of share-based compensation to be recognized as a component of the Provision for taxes on income (the net tax benefit was $35 million in the third quarter of 2016 and $85 million in the first nine months of 2016) and (ii) in the diluted net earnings per share calculation, when applying the treasury stock method for shares that could be repurchased, that the assumed proceeds no longer include the amount of excess tax benefit. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS -
(UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,168	$—	$—	$—	$—	$13,168
Cost of sales(6), (7)	2,847	(28)	(26)	—	(92)	2,699
Selling, informational and administrative expenses(6), (7)	3,500	—	—	—	(22)	3,478
Research and development expenses(6), (7)	1,859	1	—	—	(9)	1,851
Amortization of intangible assets(7)	1,177	(1,120)	—	—	—	57
Restructuring charges and certain acquisition-related costs	149	—	(129)	—	(21)	—
Other (income)/deductions––net	51	(7)	—	—	(305)	(261)
Income from continuing operations before provision for taxes on income	3,585	1,154	155	—	449	5,343
Provision for taxes on income	727	306	72	—	161	1,267
Income from continuing operations	2,858	848	83	—	288	4,077
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	18	—	—	—	—	18
Net income attributable to Pfizer Inc.	2,840	848	83	—	288	4,059
Earnings per common share attributable to Pfizer Inc.––diluted	0.47	0.14	0.01	—	0.05	0.67

	Nine Months Ended October 1, 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$38,843	$—	$—	$—	$—	$38,843
Cost of sales(6), (7)	7,980	(45)	(38)	—	(168)	7,729
Selling, informational and administrative expenses(6), (7)	10,233	(15)	—	—	(67)	10,151
Research and development expenses(6), (7)	5,346	7	—	—	(26)	5,326
Amortization of intangible assets(7)	3,571	(3,438)	—	—	—	133
Restructuring charges and certain acquisition-related costs	377	—	(309)	—	(68)	—
Other (income)/deductions––net	(16)	(35)	—	—	(468)	(519)
Income from continuing operations before provision for taxes on income	11,351	3,527	347	—	797	16,023
Provision for taxes on income	2,287	990	137	—	263	3,677
Income from continuing operations	9,064	2,537	211	—	534	12,345
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	32	—	—	—	—	32
Net income attributable to Pfizer Inc.	9,034	2,537	211	(1)	534	12,313
Earnings per common share attributable to Pfizer Inc.––diluted	1.49	0.42	0.03	—	0.09	2.03
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS -
(UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,045	$—	$—	$—	$—	$13,045
Cost of sales(6), (7)	3,085	(32)	(3)	—	(93)	2,957
Selling, informational and administrative expenses(6), (7)	3,559	(5)	—	—	(23)	3,531
Research and development expenses(6), (7)	1,881	—	—	—	(8)	1,873
Amortization of intangible assets(7)	968	(936)	—	—	—	32
Restructuring charges and certain acquisition-related costs	531	—	(277)	—	(254)	—
Other (income)/deductions––net	1,417	6	—	—	(1,590)	(168)
Income from continuing operations before provision for taxes on income	1,604	966	280	—	1,969	4,819
Provision for taxes on income(8)	249	366	73	—	370	1,058
Income from continuing operations(8)	1,355	600	207	—	1,599	3,761
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	—	—	—	—	—	—
Net income attributable to Pfizer Inc.(8)	1,355	600	207	—	1,599	3,761
Earnings per common share attributable to Pfizer Inc.––diluted(8)	0.22	0.10	0.03	—	0.26	0.61

	Nine Months Ended October 2, 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$39,196	$—	$—	$—	$—	$39,196
Cost of sales(6), (7)	9,111	(284)	(3)	—	(240)	8,584
Selling, informational and administrative expenses(6), (7)	10,414	(13)	—	—	(59)	10,342
Research and development expenses(6), (7)	5,360	1	—	—	(24)	5,336
Amortization of intangible assets(7)	2,934	(2,841)	—	—	—	94
Restructuring charges and certain acquisition-related costs	988	—	(595)	—	(393)	—
Other (income)/deductions––net	2,815	33	—	—	(3,395)	(547)
Income from continuing operations before provision for taxes on income	7,575	3,103	598	—	4,112	15,388
Provision for taxes on income(8)	1,109	962	47	—	1,377	3,496
Income from continuing operations(8)	6,465	2,141	550	—	2,735	11,892
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.(8)	6,440	2,141	550	—	2,735	11,867
Earnings per common share attributable to Pfizer Inc.––diluted(8)	1.04	0.35	0.09	—	0.44	1.92
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and nine months ended October 1, 2017 and October 2, 2016. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 27, 2017 and August 28, 2016.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the third quarter of 2017 do not reflect HIS global operations, while our financial results, and EH’s operating results, for the third quarter of 2016 reflect three months of HIS global operations. Our financial results, and EH’s operating results, for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for the first nine months of 2016 reflect nine months of HIS global operations.
The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our financial results, and EH’s operating results, for the third quarter and first nine months of 2017 reflect approximately three months and eight months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our financial results, and IH’s operating results, for the third quarter and first nine months of 2016 include three business days of Medivation operations, which were immaterial, and approximately three months of Anacor operations.

(3)	Acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Restructuring charges(a)	$70	$150	$82	$181
Transaction costs(b)	(14)	54	4	114
Integration costs(c)	73	73	224	300
Additional depreciation––asset restructuring(d)	26	3	38	3
Total acquisition-related costs––pre-tax	155	280	347	598
Income taxes(e)	(72)	(73)	(137)	(47)
Total acquisition-related costs––net of tax	$83	$207	$211	$550

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. In all periods presented, restructuring charges primarily relate to our acquisitions of Hospira, Inc. (Hospira) and Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services. In the third quarter of 2017, transaction costs reflect the reversal of an accrual related to the acquisition of Medivation. In the first nine months of 2017, transaction costs are directly related to our acquisitions of Hospira, Anacor and Medivation. Transaction costs in the third quarter of 2016 mostly relate to our acquisition of Medivation, and in the first nine months of 2016, mostly relate to our acquisitions of Medivation and Anacor and the terminated transaction with Allergan. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the third quarter and first nine months of 2017, integration costs primarily relate to our acquisitions of Hospira and Medivation. In the third quarter of 2016, integration costs mostly relate to our acquisition of Hospira and for the first nine months of 2016, integration costs mostly relate to our acquisition of Hospira and the terminated transaction with Allergan. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(e)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2016 were unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(4)	Certain significant items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Restructuring charges(a)	$21	$254	$68	$393
Implementation costs and additional depreciation––asset restructuring(b)	69	122	185	350
Certain legal matters, net(c)	183	(40)	191	506
Loss on sale and impairment on remeasurement of HIS net assets(d)	(12)	1,422	52	1,422
Certain asset impairments(e)	127	126	127	1,073
Business and legal entity alignment costs(f)	16	69	54	180
Other(g)	45	17	119	189
Total certain significant items––pre-tax	449	1,969	797	4,112
Income taxes(h)	(161)	(370)	(263)	(1,377)
Total certain significant items––net of tax	$288	$1,599	$534	$2,735

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($38 million), Selling, informational and administrative expenses ($22 million) and Research and development expenses ($9 million) for third-quarter 2017. Included in Cost of sales ($113 million), Selling, informational and administrative expenses ($46 million) and Research and development expenses ($26 million) for the first nine months of 2017. Virtually all included in Cost of sales ($89 million), Selling, informational and administrative expenses ($23 million) and Research and development expenses ($8 million) for third-quarter 2016. Virtually all included in Cost of sales ($269 million), Selling, informational and administrative expenses ($56 million) and Research and development expenses ($22 million) for the first nine months of 2016.

(c)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which is subject to the negotiation of a final settlement agreement and court approval, and a $79 million charge to reflect damages awarded by a jury in a patent matter. In the first nine months of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra that was pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, the first nine months of 2016 includes a settlement related to a patent matter.

(d)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2017, represents adjustments to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical. In the third quarter and first nine months of 2016, represents an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(e)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2017, represents an intangible asset impairment charge related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic sterile injectable product for the treatment of edema associated with certain conditions. In the third quarter of 2016, represents intangible asset impairment charges, most of which are related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisition of InnoPharma, Inc. (InnoPharma). In the first nine months of 2016, primarily includes: (i) intangible asset impairment charges of $767 million, most of which are related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; (ii) an impairment loss of $211 million related to Pfizer’s 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China; and (iii) an impairment loss of $50 million related to Pfizer’s 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto).

(f)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(g)
For third-quarter 2017, included in Cost of sales ($54 million) and Other (income)/deductions––net ($9 million income). In the first nine months of 2017, included in Cost of sales ($55 million), Selling, informational and administrative expenses ($21 million) and Other (income)/deductions––net ($43 million). For the third quarter of 2016, included in Cost of sales ($4 million) and Other (income)/deductions––net ($13 million). For the first nine months of 2016, included in Cost of sales ($29 million income), Selling, informational and administrative expenses ($3 million), Research and development expenses ($2 million) and Other (income)/deductions––net ($213 million). In the third quarter and first nine months of 2017, includes $55 million in inventory losses, overhead costs related to the period in which the plants could not operate, and incremental costs to date resulting from hurricanes in Puerto Rico. The first nine months of 2017 also includes a net loss of $30 million related to the sale of our 40% ownership investment in Teuto, including the extinguishment of a put option for the remaining 60% ownership interest. In the first nine months of 2016, primarily includes $150 million paid to Allergan for reimbursement of Allergan’s expenses associated with the terminated transaction.

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The third quarter of 2016 was unfavorably impacted by the tax effects of an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell, mainly related to goodwill, which is not deductible for tax purposes, and the jurisdictional mix of intangible assets. The first nine months of 2016 were favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, as well as benefits associated with our Venezuela operations, partially offset by the unfavorable tax effects of the impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell, mainly related to goodwill, which is not deductible for tax purposes, and the jurisdictional mix of intangible assets.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2017), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(8)
GAAP Reported and Non-GAAP Adjusted amounts for the third quarter and first nine months of 2016 have been revised from previously reported amounts to reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring: (i) excess tax benefits or deficiencies (including tax benefits of dividend equivalents) of share-based compensation to be recognized as a component of the Provision for taxes on income (the net tax benefit was $35 million in the third quarter of 2016 and $85 million for the first nine months of 2016) and (ii) in the diluted net earnings per share calculation, when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

	Third-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,118	$5,050	$—	$13,168	$—	$13,168
Cost of sales	1,082	1,448	170	2,699	147	2,847
% of revenue	13.3%	28.7%	*	20.5%	*	21.6%
Selling, informational and administrative expenses	1,736	727	1,016	3,478	22	3,500
Research and development expenses	639	249	964	1,851	8	1,859
Amortization of intangible assets	40	17	—	57	1,120	1,177
Restructuring charges and certain acquisition-related costs	—	—	—	—	149	149
Other (income)/deductions––net	(253)	(155)	147	(261)	312	51
Income/(loss) from continuing operations before provision for taxes on income	4,875	2,765	(2,297)	5,343	(1,759)	3,585

	Nine Months Ended October 1, 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$23,204	$15,639	$—	$38,843	$—	$38,843
Cost of sales	2,912	4,319	497	7,729	252	7,980
% of revenue	12.6%	27.6%	*	19.9%	*	20.5%
Selling, informational and administrative expenses	4,914	2,212	3,026	10,151	82	10,233
Research and development expenses	1,709	755	2,862	5,326	20	5,346
Amortization of intangible assets	90	43	—	133	3,438	3,571
Restructuring charges and certain acquisition-related costs	—	—	—	—	377	377
Other (income)/deductions––net	(611)	(248)	341	(519)	503	(16)
Income/(loss) from continuing operations before provision for taxes on income	14,190	8,558	(6,725)	16,023	(4,671)	11,351

	Third-Quarter 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,332	$5,712	$—	$13,045	$—	$13,045
Cost of sales	1,039	1,546	372	2,957	128	3,085
% of revenue	14.2%	27.1%	*	22.7%	*	23.6%
Selling, informational and administrative expenses	1,647	813	1,071	3,531	28	3,559
Research and development expenses	671	292	911	1,873	8	1,881
Amortization of intangible assets	25	7	—	32	936	968
Restructuring charges and certain acquisition-related costs	—	—	—	—	531	531
Other (income)/deductions––net	(237)	(73)	142	(168)	1,584	1,417
Income/(loss) from continuing operations before provision for taxes on income	4,187	3,128	(2,496)	4,819	(3,215)	1,604

	Nine Months Ended October 2, 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$21,471	$17,725	$—	$39,196	$—	$39,196
Cost of sales	2,930	4,677	977	8,584	527	9,111
% of revenue	13.6%	26.4%	*	21.9%	*	23.2%
Selling, informational and administrative expenses	4,947	2,435	2,960	10,342	72	10,414
Research and development expenses	1,815	876	2,645	5,336	23	5,360
Amortization of intangible assets	74	20	—	94	2,841	2,934
Restructuring charges and certain acquisition-related costs	—	—	—	—	988	988
Other (income)/deductions––net	(764)	(267)	484	(547)	3,362	2,815
Income/(loss) from continuing operations before provision for taxes on income	12,470	9,985	(7,066)	15,388	(7,813)	7,575
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the third quarter of 2017 do not reflect HIS global operations, while EH’s operating results for the third quarter of 2016 reflect three months of HIS global operations. EH’s operating results for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while EH’s operating results for the first nine months of 2016 reflect nine months of HIS global operations.
The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in EH’s operating results commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, EH’s operating results for the third quarter and first nine months of 2017 reflect approximately three months and eight months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The commercial operations of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in IH’s operating results commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, IH’s operating results for the third quarter and first nine months of 2016 include three business days of Medivation operations, which were immaterial, and approximately three months of Anacor operations.

Some additional information about our business segments follows:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare diseases and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars, select branded products including anti-infectives and, through February 2, 2017, HIS. EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Viagra (U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and Centrum)
Leading brands include: - Lipitor - Premarin family - Norvasc - Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries) - Celebrex - Inflectra/Remsima - Several sterile injectable products
Third Quarter of 2017 vs. Third Quarter of 2016
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues decreased 0.8 percentage points, primarily driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales, partially offset by an increase in royalty expense, mostly related to Ibrance, and the unfavorable impact of foreign exchange.

•
The increase in Cost of sales of 4% was primarily driven by an increase in royalty expense, mostly related to Ibrance, and the unfavorable impact of foreign exchange, partially offset by a favorable change in product mix.

•
The increase in Selling, informational and administrative expenses of 5% was primarily driven by additional investment across several of our key products, primarily Eucrisa, Ibrance and Xtandi. The increase was partially offset by lower spending for certain other products, primarily Prevnar 13/Prevenar 13, and the favorable impact of foreign exchange.

•	The decrease in Research and development expenses of 5% primarily reflects:

◦	the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016,

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

partially offset by increased costs associated with:

◦	our oncology programs, primarily clinical trial spend on legacy Medivation assets and our immuno-oncology development programs;

◦	our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017; and

◦	our tanezumab development program.

•	The favorable change in Other (income)/deductions––net primarily reflects:

◦	the addition of $73 million in Xtandi royalty income;

◦	a $54 million increase in dividend income from our investment in ViiV Healthcare Limited (ViiV); and

◦	a $50 million milestone payment received for an out-licensed product, partially offset by:

◦
lower royalty income for Enbrel of $139 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013).

Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for the third quarter of 2017 do not reflect HIS global operations, while operating results for EH for the third quarter of 2016 reflect three months of HIS global operations.

•
Cost of sales as a percentage of Revenues increased 1.6 percentage points primarily due to cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, and the impact of product losses of exclusivity, partially offset by the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products.

•	The decrease in Cost of sales of 6% was primarily due to:

◦	the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products;

◦	a net decrease in royalty expense and, to a lesser extent,

◦	lower volumes driven by, among other things, the Sterile Injectable Pharmaceuticals (SIP) portfolio, primarily due to legacy Hospira product shortages in the U.S., partially offset by:

◦	cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy.

•
Selling, informational and administrative expenses decreased 11%, mainly due to lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower expenses associated with products that recently lost marketing exclusivity, as well as the favorable impact of the sale of HIS, partially offset by increased spending for biosimilars, primarily related to the U.S. launch of Inflectra.

•	Research and development expenses decreased 15%, primarily due to the close-out of certain post-marketing clinical trials and the favorable impact of the sale of HIS.

•	The favorable change in Other (income)/deductions––net primarily reflects income from resolution of a contract disagreement and the favorable impact of foreign exchange.
First Nine Months of 2017 vs. First Nine Months of 2016
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues decreased 1.1 percentage points, primarily driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales, partially offset by an increase in royalty expense, mostly related to Ibrance.

•
The decrease in Cost of sales of 1% was primarily driven by favorable product mix and the favorable impact of foreign exchange, partially offset by an increase in royalty expense, mostly related to Ibrance.

•
The decrease in Selling, informational and administrative expenses of 1% was primarily driven by the non-recurrence of an allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor that was recorded in the first quarter of 2016, lower spending for certain products, primarily Prevnar 13/

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Prevenar 13, and the favorable impact of foreign exchange, partially offset by additional investment across several of our key products, primarily Eucrisa, Ibrance, Xtandi and Xeljanz.

•	The decrease in Research and development expenses of 6% primarily reflects:

◦	the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016, partially offset by:

◦	increased costs associated with:

▪	our oncology programs, including clinical trial spend on legacy Medivation assets;

▪	our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017; and

▪	our tanezumab development program; and

◦	an expense of $28 million, representing IH’s portion of the $75 million expense resulting from our May 2017 agreement with Sangamo to develop and commercialize gene therapy programs for Hemophilia A.

•	The unfavorable change in Other (income)/deductions––net primarily reflects:

◦
lower royalty income for Enbrel of $414 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by:

◦	an increase of $204 million in dividend income from our investment in ViiV;

◦	the addition of $160 million of Xtandi royalty income; and

◦	a $50 million milestone payment received for an out-licensed product.
Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for the first nine months of 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations, while operating results for EH for the first nine months of 2016 reflect nine months of HIS global operations.

•
Cost of sales as a percentage of Revenues increased 1.2 percentage points primarily due to cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, and the impact of product losses of exclusivity, partially offset by the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, and the favorable impact of foreign exchange.

•	The decrease in Cost of sales of 8% primarily reflects:

◦	the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products;

◦	the favorable impact of foreign exchange;

◦	a net decrease in royalty expense and, to a lesser extent,

◦	lower volumes driven by, among other things, the SIP portfolio, primarily due to legacy Hospira product shortages in the U.S., partially offset by:

◦	cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy.

•
Selling, informational and administrative expenses decreased 9% primarily due to lower advertising, promotional, and field force expenses associated with products that recently lost marketing exclusivity, and certain other expenses related to disputes in the ordinary course of business, as well as the favorable impact of the sale of HIS and the favorable impact of foreign exchange, partially offset by increased spending for biosimilars, primarily related to the U.S. launch of Inflectra.

•	Research and development expenses decreased 14%, primarily due to the close-out of certain post-marketing clinical trials and the favorable impact of the sale of HIS.

•
The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of a resolution of a contract disagreement in the first quarter of 2016, partially offset by a gain on the redemption of an acquired bond.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Third-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	28	142	170
Selling, informational and administrative expenses	—	—	993	23	1,016
Research and development expenses	568	193	194	8	964
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(2)	—	167	(18)	147
Loss from continuing operations before provision for taxes on income	$(566)	$(193)	$(1,382)	$(156)	$(2,297)

	Nine Months Ended October 1, 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	(3)	500	497
Selling, informational and administrative expenses	—	(1)	2,995	31	3,026
Research and development expenses	1,674	560	616	12	2,862
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(29)	—	339	31	341
Loss from continuing operations before provision for taxes on income	$(1,645)	$(559)	$(3,948)	$(573)	$(6,725)

	Third-Quarter 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	104	268	372
Selling, informational and administrative expenses	—	1	1,073	(3)	1,071
Research and development expenses	575	172	169	(5)	911
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	5	—	191	(54)	142
Loss from continuing operations before provision for taxes on income	$(580)	$(173)	$(1,537)	$(206)	$(2,496)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Nine Months Ended October 2, 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	194	783	977
Selling, informational and administrative expenses	—	1	2,910	48	2,960
Research and development expenses	1,629	487	523	6	2,645
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(22)	—	590	(83)	484
Loss from continuing operations before provision for taxes on income	$(1,608)	$(488)	$(4,217)	$(753)	$(7,066)

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2017, Corporate also includes the costs associated with our Pfizer Medical organization (Medical), previously reported as part of Other Business Activities. Medical is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. We have reclassified approximately $33 million and $94 million of Medical costs from Other Business Activities to Corporate in the third quarter and first nine months of 2016, respectively, to conform to current period presentation.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production).

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented. For information purposes only, for the first nine months of 2017, we estimate that Other costs, as described above, for combined WRD and GPD costs of $2.2 billion, and combined Corporate and Other Unallocated costs of $4.0 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $704 million for the first nine months of 2017 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $146 million for the first nine months of 2017 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Nine Months Ended October 1, 2017
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b),(c)
Revenues	$23,204	$—	$—	$23,204
Cost of sales	2,912	—	68	2,980
Selling, informational and administrative expenses	4,914	(1)	1,688	6,601
Research and development expenses	1,709	2,220	575	4,504
Amortization of intangible assets	90	—	—	90
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(611)	(29)	(84)	(725)
Income from continuing operations before provision for taxes on income	14,190	(2,190)	(2,246)	9,754

	Nine Months Ended October 1, 2017
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b),(c)
Revenues	$15,639	$—	$—	$15,639
Cost of sales	4,319	—	429	4,749
Selling, informational and administrative expenses	2,212	—	1,338	3,550
Research and development expenses	755	15	53	823
Amortization of intangible assets	43	—	—	43
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(248)	—	(104)	(353)
Income from continuing operations before provision for taxes on income	8,558	(15)	(1,716)	6,827

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note 2 above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•	WRD/GPD––The information provided for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note 4 below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2017 and 2016. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2017 and 2016.

PFIZER INC. - REVENUES
THIRD-QUARTER 2017 and 2016 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2017	2016	% Change		2017	2016	% Change	2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,168	$13,045	1%	1%	$6,534	$6,530	—	$6,634	$6,515	2%	3%
PFIZER INNOVATIVE HEALTH (IH)(b)	$8,118	$7,332	11%	11%	$4,777	$4,244	13%	$3,341	$3,088	8%	9%
Internal Medicine	$2,455	$2,243	9%	10%	$1,737	$1,604	8%	$718	$639	12%	15%
Lyrica IH(c)	1,150	1,049	10%	11%	877	786	12%	274	263	4%	9%
Eliquis alliance revenues and direct sales	644	449	43%	43%	352	253	39%	291	196	49%	49%
Chantix/Champix	240	198	21%	22%	180	142	27%	60	56	8%	8%
Viagra IH(d)	206	297	(31%)	(31%)	198	289	(32%)	9	9	1%	—
BMP2	79	63	24%	24%	80	63	26%	(1)	—	*	*
Toviaz	62	60	4%	5%	19	22	(15%)	43	38	14%	17%
All other Internal Medicine	75	128	(41%)	(41%)	32	49	(33%)	43	79	(46%)	(46%)
Vaccines	$1,649	$1,641	1%	—	$1,012	$1,050	(4%)	$637	$591	8%	7%
Prevnar 13/Prevenar 13	1,522	1,536	(1%)	(1%)	971	1,011	(4%)	551	525	5%	5%
FSME/IMMUN-TicoVac	43	33	31%	29%	—	—	—	43	33	31%	29%
All other Vaccines	85	72	17%	16%	42	39	8%	43	33	28%	26%
Oncology	$1,616	$1,104	46%	46%	$1,093	$749	46%	$522	356	47%	47%
Ibrance	878	550	60%	59%	713	531	34%	165	19	*	*
Sutent	276	260	6%	6%	87	83	4%	189	177	7%	7%
Xalkori	146	140	4%	4%	49	60	(17%)	96	80	20%	19%
Xtandi alliance revenues	150	2	*	*	150	2	*	—	—	—	—
Inlyta	84	95	(12%)	(10%)	30	36	(15%)	53	59	(10%)	(7%)
Bosulif	57	43	34%	35%	38	28	34%	19	15	33%	36%
All other Oncology	26	15	74%	76%	27	9	*	(1)	6	*	*
Inflammation & Immunology (I&I)	$1,000	$960	4%	4%	$323	$219	47%	$677	$741	(9%)	(8%)
Enbrel (Outside the U.S. and Canada)	613	701	(13%)	(13%)	—	—	—	613	701	(13%)	(13%)
Xeljanz	348	235	48%	49%	291	202	44%	57	32	76%	80%
Eucrisa	15	—	*	*	15	—	*	—	—	—	—
All other I&I	23	24	(3%)	1%	17	17	(1%)	7	7	(10%)	7%
Rare Disease	$569	$585	(3%)	(3%)	$162	$175	(8%)	$407	$410	(1%)	—
BeneFIX	151	176	(14%)	(14%)	64	71	(11%)	87	104	(16%)	(16%)
Refacto AF/Xyntha	140	140	—	(1%)	29	28	7%	110	112	(2%)	(2%)
Genotropin	136	147	(7%)	(6%)	26	34	(26%)	111	113	(2%)	—
Somavert	65	59	11%	10%	24	19	26%	41	40	3%	2%
All other Rare Disease	77	64	21%	21%	19	23	(16%)	58	41	42%	43%
Consumer Healthcare	$829	$798	4%	4%	$449	$448	—	$379	$351	8%	8%
PFIZER ESSENTIAL HEALTH (EH)(e)	$5,050	$5,712	(12%)	(11%)	$1,756	$2,286	(23%)	$3,294	$3,426	(4%)	(3%)
Legacy Established Products (LEP)(f)	$2,681	$2,708	(1%)	—	$838	$887	(6%)	$1,843	$1,821	1%	3%
Lipitor	491	422	16%	18%	60	27	*	431	394	9%	11%
Premarin family	238	244	(2%)	(2%)	224	229	(2%)	14	15	(6%)	(8%)
Norvasc	226	238	(5%)	(3%)	9	10	(3%)	217	228	(5%)	(3%)
EpiPen	82	110	(25%)	(25%)	57	91	(38%)	26	18	41%	42%
Xalatan/Xalacom	83	91	(9%)	(8%)	4	5	(23%)	79	86	(8%)	(7%)
Effexor	76	70	8%	9%	22	22	(2%)	54	48	12%	15%
Zoloft	78	72	9%	11%	18	14	36%	59	58	2%	5%
Zithromax	61	56	10%	11%	3	3	(26%)	59	53	12%	14%
Relpax	50	83	(39%)	(39%)	26	59	(56%)	24	24	3%	5%
Xanax	58	55	5%	4%	11	12	(3%)	46	43	8%	6%
All other LEP	1,237	1,268	(2%)	(1%)	404	415	(3%)	833	853	(2%)	(1%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$1,273	$1,461	(13%)	(12%)	$626	$822	(24%)	$648	$639	1%	2%
Medrol	109	102	7%	7%	68	61	12%	41	42	(1%)	(2%)
Sulperazon	114	102	11%	13%	—	—	—	114	102	11%	13%
Fragmin	79	80	(1%)	(1%)	6	7	(13%)	73	73	—	—
Tygacil	60	69	(12%)	(12%)	9	24	(64%)	52	45	15%	16%
Precedex	51	64	(21%)	(20%)	22	39	(44%)	29	25	16%	18%
All other SIP	860	1,044	(18%)	(17%)	521	692	(25%)	339	352	(4%)	(3%)
Peri-LOE Products(h)	$794	$1,023	(22%)	(22%)	$130	$233	(44%)	$664	$790	(16%)	(15%)
Celebrex	212	194	9%	11%	61	33	87%	150	162	(7%)	(4%)
Lyrica EH(c)	134	191	(30%)	(31%)	—	—	—	134	191	(30%)	(31%)
Vfend	97	140	(31%)	(29%)	3	6	(46%)	94	134	(30%)	(28%)
Viagra EH(d)	102	89	14%	16%	—	—	—	102	89	14%	16%
Pristiq	69	174	(61%)	(61%)	26	138	(81%)	43	36	19%	17%
Zyvox	68	94	(28%)	(27%)	6	18	(66%)	62	76	(19%)	(17%)
Revatio	58	73	(20%)	(20%)	27	25	7%	31	48	(35%)	(35%)
All other Peri-LOE Products	55	68	(19%)	(17%)	8	15	(48)%	47	53	(11%)	(8%)
Biosimilars(i)	$141	$83	70%	67%	$34	$—	*	$107	$83	28%	26%
Inflectra/Remsima	112	49	*	*	34	—	*	78	49	59%	56%
All other Biosimilars	28	34	(16%)	(18%)	—	—	—	28	34	(16%)	(18%)
Pfizer CentreOne(j)	$161	$156	3%	3%	$128	$123	4%	$33	$33	(2%)	(3%)
Hospira Infusion Systems (HIS)(k)	$—	$281	*	*	$—	$220	*	$—	$61	*	*
Total Lyrica(c)	$1,285	$1,240	4%	5%	$877	$786	12%	$408	$454	(10%)	(8%)
Total Viagra(d)	$308	$387	(20%)	(20%)	$198	$289	(32%)	$111	$98	13%	15%
Total Alliance revenues	$741	$419	77%	78%	$507	$254	*	$234	$165	42%	43%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2017 and 2016 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2017	2016	% Change		2017	2016	% Change		2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,163	$2,218	(2%)	(4%)	$1,632	$1,711	(5%)	(1%)	$2,839	$2,586	10%	11%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,368	$1,271	8%	6%	$862	$874	(1%)	2%	$1,111	$944	18%	18%
Internal Medicine	$204	$153	33%	32%	$365	$362	1%	5%	$150	$125	20%	21%
Lyrica IH(c)	—	—	—	—	223	208	7%	13%	50	54	(7%)	(4%)
Eliquis alliance revenues and direct sales	168	106	60%	58%	69	60	15%	21%	54	31	77%	74%
Chantix/Champix	18	17	4%	4%	31	32	(3%)	(2%)	11	6	72%	71%
Viagra IH(d)	—	—	—	—	9	9	1%	—	—	—	—	—
BMP2	(1)	—	*	*	—	—	—	—	—	—	—	—
Toviaz	18	15	20%	19%	23	20	11%	17%	3	3	1%	8%
All other Internal Medicine	1	15	(94%)	(94%)	10	32	(70%)	(69%)	32	32	2%	2%
Vaccines	$207	$185	12%	10%	$103	$112	(8%)	(5%)	$327	$294	11%	10%
Prevnar 13/Prevenar 13	139	128	8%	7%	99	110	(10%)	(8%)	314	286	9%	8%
FSME/IMMUN-TicoVac	39	29	33%	31%	—	—	—	—	4	4	9%	5%
All other Vaccines	29	28	4%	2%	4	2	*	*	9	4	*	*
Oncology	$271	$166	64%	61%	$85	$80	7%	11%	$165	$110	50%	53%
Ibrance	116	6	*	*	10	1	*	*	39	12	*	*
Sutent	86	85	1%	(1%)	30	32	(5%)	(2%)	73	59	23%	23%
Xalkori	47	42	13%	10%	14	15	(3%)	(1%)	35	24	45%	47%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	17	25	(31%)	(32%)	21	23	(11%)	(5%)	15	11	42%	46%
Bosulif	9	7	27%	25%	9	6	36%	45%	2	1	64%	56%
All other Oncology	(4)	1	*	*	2	3	(32%)	(28%)	2	2	(35%)	(37%)
Inflammation & Immunology (I&I)	$358	$441	(19%)	(20%)	$137	$141	(3%)	1%	$181	$159	14%	16%
Enbrel (Outside Canada)	355	445	(20%)	(22%)	99	109	(10%)	(6%)	159	147	8%	10%
Xeljanz	10	5	*	*	25	16	50%	54%	22	11	94%	*
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(7)	(8)	(13%)	(16%)	14	15	(11%)	(5%)	—	—	—	—
Rare Disease	$233	$238	(2%)	(4%)	$96	$105	(9%)	(5%)	$78	$67	16%	18%
BeneFIX	51	64	(21%)	(22%)	24	31	(24%)	(22%)	13	10	34%	37%
Refacto AF/Xyntha	76	79	(3%)	(4%)	12	14	(14%)	(15%)	21	19	13%	15%
Genotropin	46	47	(3%)	(5%)	41	42	(4%)	2%	24	23	5%	6%
Somavert	32	31	4%	2%	5	4	6%	9%	4	4	(9%)	(7%)
All other Rare Disease	28	17	65%	62%	14	13	13%	18%	16	11	39%	40%
Consumer Healthcare	$95	$88	8%	6%	$76	$74	3%	2%	$209	$189	11%	11%
PFIZER ESSENTIAL HEALTH (EH)(e)	$796	$947	(16%)	(17%)	$770	$837	(8%)	(4%)	$1,729	$1,642	5%	7%
Legacy Established Products (LEP)(f)	$351	$370	(5%)	(7%)	$484	$490	(1%)	3%	$1,007	$960	5%	6%
Lipitor	44	45	(3%)	(5%)	55	59	(7%)	(5%)	333	291	14%	16%
Premarin family	1	1	(54%)	(52%)	7	7	2%	2%	7	7	(5%)	(9%)
Norvasc	16	17	(4%)	(6%)	50	57	(12%)	(8%)	151	155	(3%)	(1%)
EpiPen	—	—	—	—	26	18	41%	42%	—	—	—	—
Xalatan/Xalacom	17	18	(7%)	(9%)	35	40	(12%)	(7%)	27	28	(3%)	(4%)
Effexor	14	16	(10%)	(12%)	20	13	50%	58%	20	19	4%	7%
Zoloft	10	8	18%	16%	17	20	(14%)	(9%)	33	30	9%	11%
Zithromax	8	8	5%	3%	9	12	(23%)	(19%)	41	33	27%	28%
Relpax	8	8	—	(2%)	11	11	—	6%	5	4	19%	18%
Xanax	23	21	14%	11%	4	5	(10%)	(5%)	19	18	6%	4%
All other LEP	211	229	(8%)	(9%)	250	248	1%	6%	372	376	(1%)	—
Sterile Injectable Pharmaceuticals (SIP)(g)	$156	$166	(6%)	(6%)	$117	$140	(16%)	(15%)	$374	$333	12%	14%
Medrol	12	12	(3%)	(3%)	6	6	(4%)	(1%)	24	24	—	(1%)
Sulperazon	—	—	—	—	3	4	(20%)	(14%)	111	99	12%	14%
Fragmin	36	40	(9%)	(8%)	20	20	1%	1%	16	13	25%	23%
Tygacil	20	19	8%	6%	2	2	13%	12%	30	25	21%	23%
Precedex	—	—	—	—	15	13	10%	16%	14	11	24%	21%
All other SIP	88	95	(7%)	(8%)	72	96	(25%)	(24%)	180	162	11%	13%
Peri-LOE Products(h)	$179	$305	(41%)	(42%)	$159	$174	(9%)	(4%)	$325	$311	5%	6%
Celebrex	7	8	(12%)	(14%)	68	71	(4%)	2%	75	82	(9%)	(8%)
Lyrica EH(c)	107	166	(36%)	(37%)	—	—	—	—	28	26	8%	5%
Vfend	12	45	(73%)	(73%)	25	31	(20%)	(15%)	57	58	(2%)	1%
Viagra EH(d)	11	14	(17%)	(17%)	8	9	(9%)	(8%)	82	67	24%	27%
Pristiq	7	6	27%	23%	18	17	1%	—	18	13	38%	36%
Zyvox	6	16	(63%)	(64%)	15	19	(18%)	(13%)	41	42	(2%)	(2%)
Revatio	14	31	(54%)	(55%)	8	9	(14%)	(8%)	9	8	20%	15%
All other Peri-LOE Products	14	19	(25%)	(26%)	17	18	(5%)	—	16	16	(1%)	5%
Biosimilars(i)	$88	$73	20%	17%	$4	$2	*	*	$15	$8	86%	80%
Inflectra/Remsima	64	45	42%	39%	4	1	*	*	11	3	*	*
All other Biosimilars	24	28	(15%)	(17%)	—	1	(53%)	(55%)	4	5	(17%)	(20%)
Pfizer CentreOne(j)	$21	$20	2%	1%	$5	$6	(17%)	(19%)	$7	$7	(1%)	—
Hospira Infusion Systems (HIS)(k)	$—	$13	*	*	$—	$24	*	*	$—	$23	*	*
Total Lyrica(c)	$107	$166	(36%)	(37%)	$223	$208	7%	13%	$78	$80	(2%)	(1%)
Total Viagra(d)	$11	$14	(17%)	(17%)	$17	$18	(4%)	(4%)	$82	$67	24%	27%
Total Alliance revenues	$159	$99	60%	58%	$75	$65	15%	20%	$—	$—	—	—
See end of tables for notes.

PFIZER INC. - REVENUES
NINE MONTHS 2017 and 2016 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2017	2016	% Change		2017	2016	% Change	2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$38,843	$39,196	(1%)	—	$19,516	$19,561	—	$19,327	$19,636	(2%)	—
PFIZER INNOVATIVE HEALTH (IH)(b)	$23,204	$21,471	8%	9%	$13,708	$12,308	11%	$9,496	$9,163	4%	5%
Internal Medicine	$7,245	$6,557	10%	11%	$5,239	$4,756	10%	$2,006	$1,801	11%	13%
Lyrica IH(c)	3,382	3,107	9%	9%	2,602	2,357	10%	779	751	4%	6%
Eliquis alliance revenues and direct sales	1,813	1,225	48%	49%	1,041	702	48%	772	524	47%	50%
Chantix/Champix	727	631	15%	15%	542	449	21%	184	182	1%	2%
Viagra IH(d)	711	897	(21%)	(21%)	687	873	(21%)	24	25	(2%)	(2%)
BMP2	198	175	13%	13%	198	175	13%	—	—	—	—
Toviaz	187	191	(2%)	—	63	72	(13%)	124	119	5%	7%
All other Internal Medicine	228	330	(31%)	(31%)	106	129	(18%)	122	201	(40%)	(39%)
Vaccines	$4,385	$4,576	(4%)	(4%)	$2,633	$2,883	(9%)	$1,752	$1,693	3%	5%
Prevnar 13/Prevenar 13	4,069	4,302	(5%)	(5%)	2,554	2,810	(9%)	1,515	1,492	2%	3%
FSME/IMMUN-TicoVac	119	102	17%	19%	—	—	—	119	102	17%	19%
All other Vaccines	197	172	14%	17%	79	72	9%	118	99	18%	22%
Oncology	$4,551	$3,206	42%	43%	$3,166	$2,172	46%	$1,385	$1,035	34%	36%
Ibrance	2,410	1,492	61%	62%	2,048	1,455	41%	362	37	*	*
Sutent	805	823	(2%)	(1%)	277	292	(5%)	527	531	(1%)	1%
Xalkori	442	415	6%	8%	170	184	(7%)	272	232	17%	20%
Xtandi alliance revenues	422	2	*	*	422	2	*	—	—	—	—
Inlyta	256	304	(16%)	(14%)	95	125	(24%)	161	179	(10%)	(8%)
Bosulif	163	121	35%	36%	110	84	30%	53	37	45%	48%
All other Oncology	54	49	10%	11%	44	30	49%	9	19	(51%)	(50%)
Inflammation & Immunology (I&I)	$2,863	$2,907	(1%)	—	$875	$586	49%	$1,988	$2,321	(14%)	(13%)
Enbrel (Outside the U.S. and Canada)	1,818	2,201	(17%)	(16%)	—	—	—	1,818	2,201	(17%)	(16%)
Xeljanz	935	649	44%	44%	793	567	40%	142	82	73%	75%
Eucrisa	33	—	*	*	33	—	*	—	—	—	—
All other I&I	78	57	35%	36%	49	20	*	28	38	(25%)	(23%)
Rare Disease	$1,637	$1,768	(7%)	(6%)	$456	$554	(18%)	$1,182	$1,214	(3%)	(1%)
BeneFIX	453	543	(17%)	(16%)	191	231	(17%)	262	312	(16%)	(14%)
Refacto AF/Xyntha	409	408	—	3%	87	92	(5%)	322	316	2%	5%
Genotropin	375	425	(12%)	(10%)	56	97	(43%)	319	327	(3%)	(1%)
Somavert	182	173	6%	7%	68	58	16%	115	115	—	2%
All other Rare Disease	218	219	(1%)	1%	54	76	(29%)	164	143	15%	16%
Consumer Healthcare	$2,522	$2,457	3%	3%	$1,339	$1,356	(1%)	$1,183	$1,101	8%	8%
PFIZER ESSENTIAL HEALTH (EH)(e)	$15,639	$17,725	(12%)	(11%)	$5,808	$7,253	(20%)	$9,831	$10,472	(6%)	(4%)
Legacy Established Products (LEP)(f)	$7,995	$8,373	(5%)	(3%)	$2,553	$2,866	(11%)	$5,442	$5,506	(1%)	1%
Lipitor	1,341	1,294	4%	6%	125	113	11%	1,215	1,181	3%	6%
Premarin family	711	751	(5%)	(5%)	670	708	(5%)	41	44	(6%)	(8%)
Norvasc	684	714	(4%)	(1%)	28	29	(1%)	656	685	(4%)	(1%)
EpiPen	253	300	(16%)	(15%)	198	261	(24%)	55	39	41%	42%
Xalatan/Xalacom	241	273	(12%)	(12%)	14	17	(22%)	227	256	(11%)	(11%)
Effexor	215	207	4%	5%	60	67	(10%)	155	140	10%	13%
Zoloft	215	228	(6%)	(4%)	42	46	(9%)	173	182	(5%)	(2%)
Zithromax	202	203	(1%)	3%	5	6	(30%)	197	197	—	4%
Relpax	193	248	(22%)	(22%)	126	176	(28%)	67	72	(7%)	(6%)
Xanax	164	163	1%	2%	36	36	—	128	126	2%	2%
All other LEP	3,776	3,992	(5%)	(4%)	1,248	1,407	(11%)	2,527	2,585	(2%)	—
Sterile Injectable Pharmaceuticals (SIP)(g)	$4,270	$4,481	(5%)	(4%)	$2,344	$2,597	(10%)	$1,926	$1,884	2%	4%
Medrol	352	330	7%	7%	230	207	11%	122	123	(1%)	—
Sulperazon	345	304	14%	18%	—	—	—	345	304	14%	18%
Fragmin	221	240	(8%)	(6%)	15	23	(35%)	206	217	(5%)	(2%)
Tygacil	192	203	(5%)	(5%)	39	65	(40%)	153	138	11%	12%
Precedex	182	199	(8%)	(9%)	103	125	(18%)	80	74	8%	6%
All other SIP	2,977	3,206	(7%)	(6%)	1,957	2,177	(10%)	1,020	1,029	(1%)	1%
Peri-LOE Products(h)	$2,398	$3,224	(26%)	(24%)	$377	$718	(48%)	$2,021	$2,506	(19%)	(17%)
Celebrex	564	550	3%	4%	117	89	31%	448	461	(3%)	(1%)
Lyrica EH(c)	428	623	(31%)	(29%)	—	—	—	428	623	(31%)	(29%)
Vfend	305	459	(33%)	(32%)	10	27	(63%)	295	431	(32%)	(30%)
Viagra EH(d)	285	286	—	3%	—	—	—	285	286	—	3%
Pristiq	230	546	(58%)	(58%)	105	437	(76%)	125	109	14%	12%
Zyvox	220	334	(34%)	(33%)	25	59	(58%)	195	275	(29%)	(28%)
Revatio	189	213	(11%)	(11%)	87	71	23%	102	142	(28%)	(27%)
All other Peri-LOE Products	176	214	(17%)	(15%)	33	35	(7%)	143	178	(20%)	(16%)
Biosimilars(i)	$367	$228	61%	63%	$74	$—	*	$292	$228	28%	30%
Inflectra/Remsima	284	130	*	*	74	—	*	210	130	61%	63%
All other Biosimilars	82	97	(15%)	(14%)	—	—	—	82	97	(15%)	(14%)
Pfizer CentreOne(j)	$514	$540	(5%)	(5%)	$397	$382	4%	$117	$159	(26%)	(26%)
Hospira Infusion Systems (HIS)(k)	$97	$879	(89%)	(89%)	$64	$690	(91%)	$33	$189	(83%)	(83%)
Total Lyrica(c)	$3,810	$3,730	2%	3%	$2,602	$2,357	10%	$1,208	$1,374	(12%)	(10%)
Total Viagra(d)	$996	$1,183	(16%)	(15%)	$687	$873	(21%)	$309	$310	(1%)	3%
Total Alliance revenues	$2,112	$1,155	83%	84%	$1,487	$710	*	$624	$446	40%	44%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2017 and 2016 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2017	2016	% Change		2017	2016	% Change		2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$6,309	$6,982	(10%)	(7%)	$4,797	$4,940	(3%)	(2%)	$8,222	$7,714	7%	9%
PFIZER INNOVATIVE HEALTH (IH)(b)	$3,865	$3,946	(2%)	1%	$2,506	$2,469	1%	2%	$3,126	$2,748	14%	15%
Internal Medicine	$543	$416	30%	35%	$1,038	$1,020	2%	2%	$426	$364	17%	19%
Lyrica IH(c)	—	—	*	*	621	587	6%	7%	159	164	(3%)	2%
Eliquis alliance revenues and direct sales	435	281	55%	59%	198	161	23%	25%	138	82	70%	68%
Chantix/Champix	55	57	(4%)	1%	99	100	—	(2%)	30	25	21%	19%
Viagra IH(d)	—	—	—	—	24	25	(2%)	(2%)	—	—	—	—
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	48	50	(4%)	(1%)	68	59	15%	16%	8	9	(17%)	(9%)
All other Internal Medicine	4	28	(85%)	(84%)	27	89	(70%)	(70%)	91	84	7%	8%
Vaccines	$603	$586	3%	6%	$310	$326	(5%)	(5%)	$839	$782	7%	9%
Prevnar 13/Prevenar 13	415	417	(1%)	3%	301	321	(6%)	(6%)	799	753	6%	7%
FSME/IMMUN-TicoVac	102	87	17%	20%	—	—	*	*	17	15	12%	14%
All other Vaccines	86	81	5%	8%	8	5	81%	77%	24	13	77%	85%
Oncology	$697	$483	44%	47%	$245	$225	9%	10%	$443	$327	36%	39%
Ibrance	246	10	*	*	21	1	*	*	94	26	*	*
Sutent	239	256	(6%)	(4%)	90	89	1%	1%	199	186	7%	8%
Xalkori	131	115	14%	17%	41	42	(4%)	(4%)	100	74	35%	38%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	54	78	(31%)	(28%)	64	69	(7%)	(5%)	43	32	32%	37%
Bosulif	28	20	37%	41%	23	15	53%	57%	3	2	62%	54%
All other Oncology	(1)	4	*	*	6	8	(26%)	(25%)	5	6	(27%)	(30%)
Inflammation & Immunology (I&I)	$1,063	$1,436	(26%)	(24%)	$401	$397	1%	1%	$525	$487	8%	8%
Enbrel (Outside Canada)	1,053	1,430	(26%)	(24%)	293	312	(6%)	(6%)	472	458	3%	3%
Xeljanz	21	14	57%	57%	68	39	73%	73%	53	29	80%	86%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(12)	(8)	46%	46%	40	46	(12%)	(10%)	—	—	—	—
Rare Disease	$660	$723	(9%)	(6%)	$287	$300	(4%)	(4%)	$234	$191	23%	25%
BeneFIX	146	189	(23%)	(20%)	76	93	(19%)	(19%)	41	30	36%	38%
Refacto AF/Xyntha	217	235	(8%)	(4%)	39	37	4%	2%	66	43	51%	56%
Genotropin	129	141	(8%)	(6%)	119	122	(2%)	(1%)	71	65	10%	11%
Somavert	91	91	—	2%	13	13	4%	4%	11	11	(3%)	—
All other Rare Disease	77	67	16%	19%	41	35	15%	16%	46	41	12%	12%
Consumer Healthcare	$299	$302	(1%)	2%	$226	$201	12%	11%	$658	$598	10%	10%
PFIZER ESSENTIAL HEALTH (EH)(e)	$2,444	$3,036	(20%)	(17%)	$2,291	$2,470	(7%)	(7%)	$5,096	$4,965	3%	6%
Legacy Established Products (LEP)(f)	$1,069	$1,153	(7%)	(5%)	$1,414	$1,451	(3%)	(2%)	$2,959	$2,903	2%	5%
Lipitor	128	138	(7%)	(5%)	164	176	(7%)	(7%)	923	867	6%	10%
Premarin family	2	4	(57%)	(52%)	20	19	3%	2%	20	21	(5%)	(8%)
Norvasc	48	52	(8%)	(6%)	154	176	(13%)	(12%)	455	457	(1%)	4%
EpiPen	—	—	—	—	55	39	41%	42%	—	—	—	—
Xalatan/Xalacom	47	55	(15%)	(13%)	105	118	(11%)	(10%)	75	83	(9%)	(10%)
Effexor	43	47	(8%)	(6%)	53	34	55%	57%	59	59	(2%)	2%
Zoloft	26	25	4%	6%	52	69	(24%)	(23%)	95	88	7%	11%
Zithromax	32	32	—	3%	34	40	(15%)	(15%)	131	125	5%	11%
Relpax	24	28	(16%)	(14%)	32	32	—	2%	11	12	(7%)	(6%)
Xanax	62	61	1%	2%	13	15	(13%)	(12%)	53	50	6%	6%
All other LEP	657	711	(8%)	(5%)	733	734	—	1%	1,137	1,140	—	2%
Sterile Injectable Pharmaceuticals (SIP)(g)	$459	$499	(8%)	(4%)	$368	$405	(9%)	(10%)	$1,099	$980	12%	15%
Medrol	36	39	(7%)	(3%)	18	18	—	—	68	67	2%	3%
Sulperazon	—	—	—	—	9	11	(18%)	(17%)	337	293	15%	20%
Fragmin	107	123	(13%)	(8%)	57	55	4%	3%	42	38	9%	9%
Tygacil	57	51	11%	13%	5	5	10%	8%	91	83	11%	11%
Precedex	—	—	—	—	43	39	10%	11%	36	34	6%	1%
All other SIP	259	286	(9%)	(6%)	236	278	(15%)	(16%)	524	465	13%	16%
Peri-LOE Products(h)	$586	$1,038	(44%)	(42%)	$474	$520	(9%)	(8%)	$961	$948	1%	4%
Celebrex	21	25	(15%)	(13%)	199	207	(4%)	(3%)	228	229	(1%)	2%
Lyrica EH(c)	348	542	(36%)	(33%)	—	—	—	—	80	81	(1%)	(3%)
Vfend	44	165	(73%)	(72%)	78	93	(16%)	(15%)	173	174	—	3%
Viagra EH(d)	34	37	(10%)	(7%)	26	27	(4%)	(5%)	225	221	2%	6%
Pristiq	20	17	18%	19%	50	52	(3%)	(5%)	55	40	36%	30%
Zyvox	23	91	(75%)	(74%)	48	58	(17%)	(16%)	124	126	(2%)	1%
Revatio	53	93	(43%)	(41%)	23	26	(12%)	(11%)	26	23	14%	10%
All other Peri-LOE Products	43	68	(37%)	(36%)	51	57	(12%)	(11%)	50	53	(6%)	2%
Biosimilars(i)	$249	$202	23%	26%	$10	$4	*	*	$34	$21	59%	56%
Inflectra/Remsima	181	120	51%	54%	8	2	*	*	20	8	*	*
All other Biosimilars	68	82	(18%)	(16%)	1	2	(44%)	(46%)	14	13	2%	4%
Pfizer CentreOne(j)	$80	$102	(21%)	(21%)	$13	$22	(41%)	(42%)	$24	$35	(32%)	(32%)
Hospira Infusion Systems (HIS)(k)	$1	$42	(97%)	(98%)	$12	$69	(82%)	(83%)	$19	$79	(75%)	(75%)
Total Lyrica(c)	$348	$542	(36%)	(33%)	$621	$587	6%	7%	$239	$245	(2%)	—
Total Viagra(d)	$34	$37	(10%)	(7%)	$50	$52	(3%)	(4%)	$225	$221	2%	6%
Total Alliance revenues	$411	$271	52%	56%	$214	$174	23%	24%	$(1)	$1	*	*
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on pages 32 and 34.

(b)
The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all Medivation and Anacor commercial operations. The commercial operations of Medivation and Anacor are included in IH’s operating results commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, IH’s operating results for the third quarter and first nine months of 2016 include three business days of Medivation operations, which were immaterial, and approximately three months of Anacor operations. Through December 31, 2016, includes Duavive/Duavee and Viviant (recorded in All other Internal Medicine in 2016), which were transferred from Innovative Health to Essential Health effective January 1, 2017 (recorded in All other LEP (EH) beginning January 1, 2017), in order to align these products with our management of the women’s health portfolio within EH.

(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and Hospira Infusion Systems (HIS) (through February 2, 2017) and includes all legacy Hospira commercial operations. On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the third quarter of 2017 do not reflect HIS global operations, while EH’s operating results for the third quarter of 2016 reflect three months of HIS global operations. EH’s operating results for the first nine months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while EH’s operating results for the first nine months of 2016 reflect nine months of HIS global operations. The financial results of AstraZeneca’s small molecule anti-infectives business, which is primarily outside the U.S., are included in EH’s operating results commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, EH’s operating results for the third quarter and first nine months of 2017 reflect approximately three months and eight months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.

(f)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). Effective January 1, 2017, All other LEP includes Duavive/Duavee and Viviant, which were transferred from Innovative Health (recorded in All other Internal Medicine (IH) in 2016), in order to align these products with our management of the women’s health portfolio within EH. See note (b) above.

(g)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(h)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; Viagra in all countries (excluding the U.S. and Canada); and worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra.

(i)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(j)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc.

(k)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.
We performed certain reclassifications, primarily within Pfizer CentreOne, to conform to the current period presentation.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of October 31, 2017. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our acquisitions and other business development activities, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with preliminary, early stage or interim data, including the risk that final results of studies for which preliminary, early stage or interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the preliminary, early stage or interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all or to realize the anticipated benefits of such transactions;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions or voluntary recall of a product;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of any U.S. healthcare reform or legislation, including any repeal, substantial modification or invalidation of any or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪
interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates and the volatility following the United Kingdom (U.K.) referendum in which voters approved the exit from the EU;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca’s small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for Xtandi and expand Xtandi into the non-metastatic castration-resistant prostate cancer setting; significant transactions costs; and unknown liabilities; and

▪
risks and uncertainties related to our evaluation of strategic alternatives for our Consumer Healthcare business, including, among other things, the ability to realize the anticipated benefits of any strategic alternatives we may pursue for our Consumer Healthcare business, including the potential for disruption to our business resulting from the evaluation of strategic alternatives for Pfizer Consumer Healthcare; the possibility that we may not be able to realize a higher value for Pfizer Consumer Healthcare through strategic alternatives; and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.